Exhibit 99.1

LENSAR Reports First Quarter 2024 Results and Provides Business Update

Total Revenue increased 28% and Procedure volume increased 25% over the first quarter of 2023

Increased ALLY® Adaptive Cataract Treatment System installed base to 65 systems

ORLANDO, Fla. (May 9, 2024) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on advanced femtosecond laser solutions for the treatment of cataracts, today announced financial results for the quarter ended March 31, 2024 and provided an update on key operational initiatives.

“Recognition of ALLY’s advantages, its ability to achieve higher efficiencies for surgeons and staff as well as better surgical outcomes for patients, allowed us to deliver continued 20%+ revenue growth in the first quarter of 2024. Total revenue for the quarter was $10.6 million, up 28% over the first quarter of 2023. Moreover, procedure volume grew by 23% in the U.S., our largest market and the only country where ALLY is currently marketed,” said Nick Curtis, President and CEO of LENSAR. “More importantly, our U.S. procedure share continued to grow, increasing 1.5% in the first quarter from the fourth quarter of 2023, as reported by Market Scope. This growth represented LENSAR’s highest single-quarter procedure share gain since we launched ALLY. We have achieved 4.3% growth in U.S. procedure share since ALLY’s launch, and I believe that we are well positioned to continue to grow both in the U.S. and internationally upon receipt of the regulatory approvals anticipated later this year.”

First Quarter 2024 Financial Results

Total revenue for the quarter ended March 31, 2024 was $10.6 million, an increase of $2.3 million, or 28%, compared to total revenue of $8.3 million for the quarter ended March 31, 2023. The increase in the first quarter of 2024 occurred in all revenue line items and was primarily due to increased system sales and increased procedure volume. Procedure volume in the United States increased approximately 23%, when comparing the first quarter of 2024 to 2023. Worldwide procedure volume increased by approximately 25% in the first quarter of 2024 as compared to 2023. As of March 31, 2024, the Company had an installed base of approximately 65 ALLY Systems.

For the quarters ended March 31, 2024 and 2023, approximately 90% and 92% of our revenue, respectively, was attributable to recurring sources.

The following table provides information about procedure volume:

	Procedure Volume
	2024	2023
Q1	39,486	31,600

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Selling, general and administrative expenses were $6.8 million, for each of the quarters ended March 31, 2024 and 2023.

Research and development expenses were $1.4 million and $1.7 million for the quarters ended March 31, 2024 and 2023, respectively, a decrease of $0.2 million or 12%.

Net loss for the quarter ended March 31, 2024 was $2.2 million, or ($0.19) per common share, compared to a net loss of $4.3 million, or ($0.40) per common share, for the quarter ended March 31, 2023. Included within operating expenses are stock-based compensation expenses recorded for the quarters ended March 31, 2024 and 2023 of $0.7 million and $1.7 million, respectively.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the quarter ended March 31, 2024 was ($1.4) million, compared with ($3.5) million for the quarter ended March 31, 2023. Adjusted EBITDA, which we calculate by adding back stock-based compensation expense, and (income)/expense related to the change in the fair value of warrant liabilities was ($1.3) million for the quarter ended March 31, 2024 and ($1.8) million for the quarter ended March 31, 2023. EBITDA and Adjusted EBITDA are non-GAAP financial measures, and a reconciliation of these measures to net loss is set forth below in this press release.

As of March 31, 2024, the Company had cash, cash equivalents, and investments of $19.1 million, as compared to $24.6 million at December 31, 2023. Cash used in the quarter ended March 31, 2024 was approximately $5.4 million.

Conference Call:

LENSAR management will host a conference call and live webcast to discuss the first quarter results and provide a business update today, May 9, 2024, at 8:30 a.m. ET.

To participate by telephone, please dial (800) 267-6316 (Domestic) or 203-518-9783 (International). The conference ID is LENSAR. The live webcast can be accessed under “Events & Presentations” in the Investor Relations section of the company’s website at https://ir.lensar.com. Please log in approximately 5 to 10 minutes prior to the call to register and to download and install any necessary software. The call and webcast replay will be available until May 23, 2024.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing, and marketing advanced systems for the treatment of cataracts and the management of visually significant astigmatism as an integral aspect of the cataract procedure. LENSAR has developed its next-generation ALLY® Adaptive Cataract Treatment System, the first platform to integrate proprietary imaging and software, with an extremely fast dual-pulse femtosecond laser in a compact, highly ergonomic system. ALLY is designed to transform cataract surgery by utilizing LENSAR’s advanced technologies with the ability to perform the entire procedure in an operating room or in-office surgical suite, delivering operational efficiencies and reduced overhead. ALLY includes LENSAR’s proprietary Streamline® software technology, designed to guide surgeons to achieve better outcomes.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s business strategies, expected growth, commercialization and production of the ALLY® Adaptive Cataract Treatment System, the Company’s ability to obtain additional regulatory approvals for the ALLY System, and the ALLY System’s performance and market adoptions and usage. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on management’s current expectations, beliefs and assumptions and on information currently available to us. Such statements are subject to a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to: our history of operating losses and ability to achieve or sustain profitability; our ability to develop, receive and maintain regulatory clearance or certification of and successfully commercialize the ALLY System and to maintain our LENSAR Laser System; the impact to our business, financial condition, results of operations and our suppliers and distributors as a result of global macroeconomic conditions; the willingness of patients to pay the price difference for our products compared to a standard cataract procedure covered by Medicare or other insurance; our ability to grow our U.S. sales and marketing organization or maintain or grow an effective network of international distributors; our future capital needs and our ability to raise additional funds on acceptable terms, or at all; the impact to our business, financial condition and results of operations as a result of a material disruption to the supply or manufacture of our systems or necessary component parts for such system or material inflationary pressures affecting pricing of component parts; our ability to compete against competitors that have longer operating histories, more established products and greater resources than we do; our ability to address the numerous risks associated with marketing, selling and leasing our products in markets outside the United States; the impact to our business, financial condition and results of operations as a result of exposure to the credit risk of our customers; our ability to accurately forecast customer demand and our inventory levels; the impact to our business, financial condition and results of operations if we are unable to secure adequate coverage or reimbursement by government or other third-party payors for procedures using our ALLY System or our other future products, or changes in such coverage or reimbursement; the impact to our business, financial condition and results of operations of product liability suits brought against us; risks related to government regulation applicable to our products and operations; risks related to our intellectual property and other intellectual property matters; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the annual period ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in its other filings with the SEC, including the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, to be filed with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com.

All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this press release.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com

Non-GAAP Financial Measures

The Company prepares and analyzes operating and financial data and non-GAAP measures to assess the performance of its business, make strategic and offering decisions and build its financial projections. The key non-GAAP measures it uses are EBITDA and Adjusted EBITDA. EBITDA is defined as net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization expenses. EBITDA is a non-GAAP financial measure. EBITDA is included in this filing because we believe that EBITDA provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Adjusted EBITDA is also a non-GAAP financial measure. We believe Adjusted EBITDA, which is defined as EBITDA and further excluding stock-based compensation expense and change in fair value of warrant liabilities, provides meaningful supplemental information for investors when evaluating our results and comparing us to peer companies as stock-based compensation expense and change in fair value of warrant liabilities are significant non-cash charges. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance and, therefore, any non-GAAP measures we use may not be directly comparable to similarly titled measures of other companies. Investors should not consider our non-GAAP financial measures in isolation or as a substitute for an analysis of our results as reported under GAAP.

A reconciliation of EBITDA and Adjusted EBITDA to their most comparable GAAP financial measure is set forth below.

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023
Net loss	$(2,157)	$(4,272)
Less: Interest income	(198)	(89)
Add: Depreciation expense	647	578
Add: Amortization expense	274	276
EBITDA	(1,434)	(3,507)
Add: Stock-based compensation expense	652	1,726
Add: Change in fair value of warrant liabilities	(495)	—
Adjusted EBITDA	$(1,277)	$(1,781)

LENSAR, Inc.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue
Product	$7,433	$5,658
Lease	1,947	1,629
Service	1,208	965
Total revenue	10,588	8,252
Cost of revenue (exclusive of amortization)
Product	2,590	2,299
Lease	603	494
Service	1,731	1,139
Total cost of revenue	4,924	3,932
Operating expenses
Selling, general and administrative expenses	6,796	6,755
Research and development expenses	1,444	1,650
Amortization of intangible assets	274	276
Operating loss	(2,850)	(4,361)
Other income
Change in fair value of warrant liabilities	495	—
Other income, net	198	89
Net loss	(2,157)	(4,272)
Other comprehensive loss
Change in unrealized loss on investments	(5)	—
Net loss and comprehensive loss	$(2,162)	$(4,272)
Net loss per common share:
Basic and diluted	$(0.19)	$(0.40)
Weighted-average number of common shares used in calculation of net loss per share:
Basic and diluted	11,387	10,716

LENSAR, Inc.

BALANCE SHEETS
(In thousands, except per share amounts)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$13,958	$20,621
Short-term investments	3,952	3,443
Accounts receivable, net of allowance of $44 and $62, respectively	4,023	4,001
Notes receivable, net of allowance of $7 and $7, respectively	329	323
Inventories	17,816	15,689
Prepaid and other current assets	2,357	2,367
Total current assets	42,435	46,444
Property and equipment, net	747	679
Equipment under lease, net	7,727	7,459
Long-term investments	1,236	492
Notes and other receivables, long-term, net of allowance of $24 and $26, respectively	1,174	1,279
Intangible assets, net	10,751	11,025
Other assets	2,064	2,207
Total assets	$66,134	$69,585
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,120	$4,007
Accrued liabilities	4,180	5,717
Deferred revenue	1,582	1,349
Operating lease liabilities	564	559
Total current liabilities	10,446	11,632
Long-term operating lease liabilities	1,607	1,750
Warrant liabilities	7,962	8,457
Other long-term liabilities	537	570
Total liabilities	20,552	22,409
Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, 20 shares authorized at March 31, 2024 and December 31, 2023; 20 shares issued and outstanding at March 31, 2024 and December 31, 2023; aggregate liquidation preference of $20,000 at March 31, 2024 and December 31, 2023	13,747	13,747
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 9,980 shares authorized at March 31, 2024 and December 31, 2023; no shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock, par value $0.01 per share, 150,000 shares authorized at March 31, 2024 and December 31, 2023; 11,395 and 11,327 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	114	113
Additional paid-in capital	145,770	145,203
Accumulated other comprehensive (loss) income	(1)	4
Accumulated deficit	(114,048)	(111,891)
Total stockholders’ equity	31,835	33,429
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity	$66,134	$69,585